EMPLOYMENT AGREEMENT



         This Employment Agreement (the "Agreement") is made and entered into as of this first day of June, 1992, by and between GERIATRIC & MEDICAL CENTERS, INC., a Delaware Corporation, (hereinafter the "Company") and ESTHER PONNOCKS (hereinafter "Employee").

                                   BACKGROUND

         Company deems it to be in its best interests to secure and retain the services of Employee and Employee desires to work for Company upon the terms and under the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts such employment, on the terms and under the conditions hereinafter set forth.

         2. TERM. The original term of this Agreement shall begin as of the date hereof, and shall continue for three years. At the end of each year during the term hereof, this Agreement shall automatically be extended for an additional year, until such time as Employee determines not to extend this Agreement or until this Agreement otherwise terminates in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate on May 31, 2002.

         3. DUTIES. Employee is engaged hereunder as Senior Executive Vice President of Company (the "Position"), and she agrees to perform the duties of the Position, or such other or further duties and services of a similar nature as may be reasonably required of her by the Chairman or Board of Directors of the Company (the "Board"). Employee shall have such power and authority as shall reasonably be required to enable her to perform her duties hereunder in an efficient manner; provided that, in exercising such power and authority and performing such duties, Employee shall at all times be subject to the authority and control of the Chairman and the Board. Employee shall perform her duties and services hereunder based at the Company's Philadelphia, Pennsylvania location. Employee shall devote her full business time, attention, energies and best efforts to the performance of all of the duties required of the Position, and while employed by the Company, Employee shall not be employed by, or render services for remuneration to, any for profit person or business other than the Company or an affiliate of the Company, without the prior express written consent of the Chairman of the Company, or of a majority of the Board.

         4. COMPENSATION. For all services rendered by Employee during the term of this Agreement, and any renewal hereof, Company agrees to pay Employee a salary of One Hundred Fifty Thousand Dollars ($150,000) per annum ("Base Compensation"), which shall be paid in equal installments every two weeks, plus such additional compensation and bonuses as may be awarded from time to time to the Employee by the Board or its Compensation Committee.

         5. FRINGE BENEFITS AND PENSION PLAN. During the term of this Agreement, or so long as compensation is required to be paid by Company to Employee hereunder, Employee shall be entitled to participate in (or to continue her participation in) all the fringe benefit programs provided for executive employees of the Company, including, without limitation, all medical, disability, and life insurance programs and incentive compensation plans now in existence or hereinafter adopted by the Company; provided, however, that the Employee shall be entitled to and shall receive the benefits provided for in the plan described on Schedule "A" attached hereto (the "Retirement Plan"), in lieu of, and not in addition to, any other retirement program provided for executive employees of Company.

         6. CAR ALLOWANCE. Company agrees to provide Employee with a Company owned and maintained vehicle substantially similar to the vehicle Company presently provides to Employee.

         7. VACATIONS. Employee shall be entitled each year to vacation time of four weeks, during which time her Base Compensation shall continue to be paid to her. Each vacation shall be taken by Employee at such time or times as agreed upon by Company and Employee.

         8. REIMBURSEMENT OF EXPENSES. Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with her employment hereunder in accordance with procedures established by Company, from time to time.

         9. DISABILITY OF EMPLOYEE. If Employee is unable to perform her services by reason of incapacity, either physical or mental, for a period of ninety consecutive days, Company shall have the option of reducing, in whole or in part, the Base

Compensation or other compensation thereafter payable to Employee pursuant to this Agreement during the continued period of illness or incapacity, or of declaring at any time thereafter during the continuation of such disability, upon thirty days notice, that Employee's employment hereunder is terminated.

         In the event this Agreement is terminated due to disability of Employee, Company shall pay to Employee all sums owed to her as Base Compensation, and all earned and accrued bonuses which would otherwise be payable to Employee up to the end of the month in which Employee's employment is terminated hereunder (the "Disability Payment"). The Disability Payment shall be made within thirty days of the date of termination. In addition, Company shall pay Employee, as a further Disability Payment, an amount equal to 50% of her Base Compensation at the time any such disability commences each year such disability continues (or having commenced, she does not again become an Employee of the Company) that she does not receive payments under the Company's Disability Policy until age 70. Company shall have no obligation to Employee upon termination due to disability of Employee, except as expressly provided for in this Paragraph 9.

         10. DEATH. If Employee dies during the term of this Agreement, including any renewals hereof, this Agreement shall terminate immediately and Company shall pay to Employee's Estate, all sums owed to Employee as Base Compensation, and all earned and accrued but unpaid bonuses, which would otherwise be payable to Employee up to the end of the month in which Employee's death occurs. Company shall have no obligation to Employee upon termination due to death of Employee, except as expressly provided for in this Paragraph 10.

         11. TERMINATION.

         11.1. Company may terminate this Agreement only (a) with Cause (as hereinafter defined); (b) upon the disability of Employee pursuant to Paragraph 9 hereof; or (c) upon the death of Employee pursuant to Paragraph 10 hereof. Furthermore, this Agreement shall terminate automatically on May 31, 2002. Any termination pursuant to (a) or (b) of this Paragraph 11.1 must be preceded by not less than thirty days written notice to Employee.

         11.2. Employee may terminate this Agreement by giving written notice to Company thirty days prior to the expiration of the term of this Agreement or any extension(s) hereof, or pursuant to the terms of Paragraph 13.2 hereof.

         12. EFFECT OF TERMINATION OTHER THAN FOR CAUSE.

         Upon termination of Employee's employment by Company for any reason whatsoever other than for Cause or the death or disability of Employee, Company shall pay to Employee an amount equal to her then Base Compensation for the balance of the term and a severance pay (the "Severance Payment") for two years thereafter. The Severance Payment shall be paid in equal installments every two weeks.

         In addition, if such termination occurs at any time within the first eight years of this Agreement, unless the termination is due to Cause, or the death or disability of Employee, Employee shall serve as a Consultant to the Chairman and Board of Directors from the date of such termination until May 31, 2002. The Company shall pay Employee not less than her then Base Compensation for the first two years of such consulting and 50% of her then Base Compensation for each year thereafter for such consulting services, which shall be paid in equal installments every two weeks, except such payment shall not be paid while Employee is receiving the Severance Payment.

         13. EFFECT OF TERMINATION AFTER TRIGGERING EVENT.

         13.1 Upon any termination without Cause following a Triggering Event (or if Employee is deemed to have been so terminated pursuant to Paragraph 13.2 hereof), Company shall immediately fully fund the benefits due Employee pursuant to the Retirement Plan.

         13.2 If, following a Triggering Event, Employee (a) suffers a material reduction in the duties and responsibilities of her Position, (b) is required to relocate her principal place of work more than 15 miles from either her residence or the location where she performs her duties under this Agreement, or
(c) determines in good faith that she is unable to carry out the duties, responsibilities, authorities or powers attached to her Position as a direct, indirect or consequential result of the Triggering Event, Employee may terminate her employment, and such termination shall be and hereby is deemed to be a termination of Employee by Company without Cause. Employee shall give fifteen days written notice of her termination of her employment pursuant to this Paragraph 13.2

         14. CAUSE.

         14.1. Cause, as the term is used herein, shall include only the following: engagement by Employee in willful misconduct, fraud, embezzlement, theft constituting a felony, an act intentionally against the interests of the Company which causes Company material harm, or a final determination by a court of competent jurisdiction that Employee has committed a material breach of the provisions of Paragraph 3 of this Agreement.

         14.2. For the purpose of this Agreement, Company's exercise of its right to terminate Employee shall require a vote of two-thirds of the Board.

         14.3. If Employee is terminated hereunder for Cause, Company shall not be obligated to provide to Employee any compensation or benefits whatsoever, which Employee might otherwise be entitled to hereunder, except for those under the Retirement Plan.

         15. TRIGGERING EVENTS. Each of the following shall be a Triggering
Event:

         15.1 if any person (other than Employee) or any group acquires, offers to acquire, or, directly or indirectly, causes to be disclosed his or their intention to acquire, voting power or ownership of 20% or more of the voting securities of Company, or to acquire equivalent control of Company through any means, and such acquisition or intention to acquire is not approved by the Board within 25 days of the time the Board first became or should have become aware of such acquisition;

         15.2 if three or more new directors are elected to the Board and each of these new directors has not received the affirmative approval of a majority of the other members of the Board;

         15.3 if Company or any successor to Company is involved in a merger, the result of which is that the shareholders of Company own less than 50% of the voting securities of the surviving entity;

         15.4 if Company sells all or substantially all of its assets;

         15.5 if Company is dissolved; or

         15.6 if Company materially breaches this Agreement.

         16. NON-COMPETITION AND CONFIDENTIALITY. In consideration of the employment of Employee as herein provided, Employee agrees to execute Company's Non-Competition and Confidentiality Agreement and any Reaffirmations as from time-to-time are requested. Employee understands and acknowledges that such covenants are required for the fair and reasonable protection of Company and that said covenants shall be construed as an agreement independent of any other provisions of Employee's employment and that they shall survive termination of this Agreement.

         17. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if delivered in person or if delivered by any nationally recognized overnight delivery service.

         18. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Company and Employee and their respective successors, assigns and legal representatives; provided, however, that neither party shall have the right to assign or otherwise transfer (by operation of law or otherwise) its or her rights or obligations under this Agreement (other than as referred to herein) except with the prior written consent of the other.

         19. GOVERNING LAW. This Agreement shall be deemed to be a contract made and performed under the laws of the Commonwealth of Pennsylvania, and for all purposes it shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

         20. SPECIFIC PERFORMANCE. The parties to this Agreement, in addition to all other remedies allowed by law for its enforcement, expressly consent to the enforcement of this Agreement by specific performance or by injunction in any court having competent jurisdiction.

         21. ENFORCEMENT. If Employee seeks to enforce her rights under this Agreement, and Employee prevails, Company shall pay all actual attorneys' fees and attorneys' costs which were reasonably incurred by Employee in enforcing her rights hereunder.

         22. ARBITRATION. In any dispute regarding this Agreement, including its applicability, and the applicability of this Paragraph 22, Employee may require Company to submit the dispute to binding arbitration for resolution ("Arbitration"). If Employee requests Arbitration, Employee and Company shall each choose one arbitrator, and the two arbitrators so chosen shall choose a third arbitrator. The Arbitration shall be according to the rules of the American Arbitration Association, and any final decision reached by the arbitrators shall be final and unappealable. Company agrees to and shall pay all costs of the Arbitration, including all costs incurred in enforcing Employee's rights, if any, pursuant to a final decision of the arbitrators. If Company files an action in any court regarding a matter which the Company was required to submit to arbitration, or if the Company attempts to or does appeal to any court any decision of the arbitrators, Company shall pay all costs of such subsequent action, including those of Employee, regardless of whether or not Company prevails.

         23. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         24. MODIFICATION. This Agreement shall not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

         25. ENTIRE AGREEMENT. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters referred to herein, and any previous discussions, promises, representations, and understanding relative thereto are merged into the terms of this Agreement and shall have no further force and effect.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.



                                           GERIATRIC & MEDICAL CENTERS, INC.


                                           By: /s/ Daniel Veloric
                                               -----------------------------
                                              DANIEL VELORIC, Chairman


WITNESS                                              EMPLOYEE


___________________                         By: /s/ Esther Ponnocks
                                                -----------------------------
                                                ESTHER PONNOCKS